                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-70465

PROSPECTUS SUPPLEMENT
----------------------------------
(TO PROSPECTUS DATED MAY 18, 2000)

                                  $500,000,000

                                  [ENRON LOGO]

                                  ENRON CORP.
                          MEDIUM-TERM NOTES, SERIES A
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                             ----------------------
THE NOTES:

     - We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

     - The notes will be senior unsecured debt securities of Enron.

     - The notes will have stated maturities of nine months or more from the date they are originally issued.

     - We will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

     - The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a factor.

     - We will specify whether the notes can be redeemed at our option or repaid at the option of the holders thereof before their maturity or whether they are subject to mandatory redemption.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     In connection with any offering of notes, the price to public, the discounts or commissions to the agent and the proceeds of the offering to Enron before expenses will be set forth in the applicable pricing supplement.

     We may sell notes to an agent as principal for resale at varying or fixed offering prices or through an agent as agent using its reasonable efforts on our behalf. We may also sell notes without the assistance of an agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated has assisted us in arranging this program.

     If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.
                             ----------------------

            The date of this prospectus supplement is May 18, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT

Risk Factors................................................   S-3
Description of the Notes....................................   S-4
United States Federal Income Taxation.......................  S-25
Plan of Distribution........................................  S-32
Validity of the Notes.......................................  S-33

PROSPECTUS

Where You Can Find More Information.........................     2
Business of Enron...........................................     3
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges and Earnings to Fixed
  Charges and Preferred Stock Dividends.....................     4
Description of Debt Securities..............................     5
Description of Capital Stock................................    12
Description of Depositary Shares............................    20
Plan of Distribution........................................    23
Validity of Securities......................................    24
Experts.....................................................    24

     References in this prospectus supplement to "Enron," "we," "us" and "our" are to Enron Corp.

     References in this prospectus supplement to an "agent" are to any agent that has executed a distribution agreement with us to purchase notes as principal for resale or to use reasonable efforts to distribute the notes as agent on our behalf.

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated.

STRUCTURE RISKS OF NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS

     If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING MARKET AND VALUE OF YOUR NOTES

     We cannot assure you a trading market for your notes will ever develop or be maintained. In addition to our own creditworthiness, many other factors may affect the trading market for or value of your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to your notes,

     - the method of calculating the principal, premium and interest in respect of your notes,

     - the time remaining to the maturity of your notes,

     - the outstanding amount of your notes,

     - any redemption features of your notes,

     - the amount of other securities linked to the index or formula applicable to your notes, and

     - the level, direction and volatility of market interest rates generally.

     There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structural, market or other factors discussed in this prospectus on the value of your notes.

EXCHANGE RATES AND EXCHANGE CONTROLS

     If you invest in notes that are denominated and/or payable in a currency other than U.S. dollars, which we call "Foreign Currency Notes," you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable foreign currency and the imposition or modification of exchange controls by the applicable governments. Moreover, if payments on your Foreign Currency Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies. In recent years, exchange rates between certain currencies have been highly volatile, and volatility between these and other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your Foreign Currency Notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or on earlier redemption of your Foreign Currency Notes and, generally, in the U.S. dollar equivalent market value of your Foreign Currency Notes.

     Governmental exchange controls could affect exchange rates and the availability of the payment currency for your Foreign Currency Notes on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date for circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your Foreign Currency Notes in U.S. dollars.

                            DESCRIPTION OF THE NOTES

     The notes will be issued as a series of debt securities under an indenture, dated as of November 1, 1985, as supplemented and amended (the "Indenture"), between Enron and The Bank of New York, as trustee. The term "debt securities," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the notes. The debt securities and the Indenture are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not and any agent has not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not and any agent is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

     THE FOLLOWING DESCRIPTION OF NOTES WILL APPLY UNLESS OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT.

TERMS OF THE NOTES

     All debt securities, including the notes, issued and to be issued under the Indenture will be unsecured general obligations of Enron and will rank equally with all other unsecured and unsubordinated indebtedness of Enron from time to time outstanding. The Indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue our debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by us for each series. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under our Indenture in addition to the notes offered by this prospectus supplement. The aggregate principal amount of notes that may be offered and sold by this prospectus supplement may be reduced by our sale of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part. We may also, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes, other than the date of issuance, interest commencement date and offering price, that will form a single issue with the previously issued notes.

     We are a holding company, and therefore our only substantial assets consist of stock of our subsidiaries, which own and operate our business assets. The notes are not guaranteed by any of our subsidiaries, and therefore our obligations under the notes will be structurally subordinated to the obligations of our subsidiaries to their creditors.

     The notes will be offered on a continuing basis and will mature on a day nine months or more from their date of issue, which we call the "Stated Maturity Date," as selected by the purchaser and agreed to by us, unless the principal thereof, or any installment of principal thereof, becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at our option, notice of the holder's option to elect repayment or otherwise (the Stated Maturity Date or any date prior to the Stated Maturity Date on which the particular note becomes due and payable, as the case may be, is referred to in this prospectus supplement as the "Maturity Date" with respect to the principal of the particular note repayable on that date). Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some notes may not bear interest. In addition, notes may be issued at significant discounts from their principal amount payable at maturity.

     Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in United States dollars, and we will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

     The notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. See "Special Provisions Relating to Foreign Currency
Notes -- Payment of Principal, Premium, if any, and Interest, if any." The currency in which a note is denominated (or, if the particular currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the applicable country or in adopting member states of the European Union, as the case may be) is referred to in this prospectus supplement as the "Specified Currency" with respect to the particular note. References in this prospectus supplement to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

     We will pay for your notes in the Specified Currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Any agent may be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable you to be paid for your Foreign Currency Notes, provided that you make a request to the agent on or prior to the fifth Business Day, as defined below, preceding the date of delivery of your Foreign Currency Notes, or by any other day determined by the agent. Each conversion will be made by the agent on the terms and subject to the conditions, limitations and charges as the agent may, from time to time, establish in accordance with its regular foreign exchange practices. The agent will not be required to bear any costs of exchange in respect of any Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered with respect to the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates, interest rate formulae and other variable terms of the notes are subject to change from time to time, but no change will affect any note already issued or as to which we have accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 or any larger amount that is an integral multiple of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See "-- Book-Entry Notes." Registration of any transfer of notes in certificated form will be made at the corporate trust office of the trustee. There will be no service charge for any registration of a transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the Indenture not involving any transfer.

     We will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to the depository or its nominee. See "-- Book-Entry Notes." In the case of notes in certificated form, we will make payment of principal or premium, if any, due on the Maturity Date of each certificated note through the trustee in immediately available funds upon presentation and surrender thereof and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as we may designate. Payment of interest due on the Maturity Date of notes in certificated form will be made to the person to whom payment of the principal thereof will be made. Payment of interest due on notes in certificated form other than on the Maturity Date will be made at the corporate trust office of the trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address shall appear in the security register. Notwithstanding the immediately preceding sentence, a holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in the Specified Currency) or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, will be entitled to receive interest payments, other than on the Maturity Date, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the applicable holder.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency or, if the Specified Currency is Euro, the day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Banking Day. "London Banking Day" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

     "Principal Financial Center" means:

          (1) the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney and Melbourne, Toronto, Frankfurt, Amsterdam, Milan, Johannesburg and Zurich, respectively, or

          (2) the capital city of the country to which the LIBOR Currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan, London, Johannesburg and Zurich, respectively.

REDEMPTION AT THE OPTION OF ENRON

     The notes will not be subject to any sinking fund. We may redeem the notes at our option before their Stated Maturity Date only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, we may redeem the notes at our option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after the initial redemption date, if any, we may redeem the related note at any time in whole or from time to time in part at our option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on notice given not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement and will decline at each anniversary of the initial redemption date by a percentage, specified in the applicable pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so indicated in an applicable pricing supplement, we will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its Stated Maturity Date. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repayment price for any note to be repaid will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 days before the optional repayment date, the particular note being repaid and:

     - in the case of a note in certificated form, the form entitled "Option to Elect Repayment" duly completed, or

     - in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner thereof to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different participants may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer to the trustee, on the depository's records, its interest in the global security or securities representing the related notes in book-entry form. See "-- Book-Entry Notes."

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or surrendered to the trustee for cancellation.

INTEREST

     Each interest-bearing note will bear interest from the date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and on the Maturity Date. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the holder on the next succeeding regular record date. Unless otherwise specified in the applicable pricing supplement, the regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

  Fixed Rate Notes

     Each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum specified in the applicable pricing supplement until the principal amount of the note is paid. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from, and including, the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the applicable interest payment date or the Maturity Date, as the case may be. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Except as may be otherwise stated in a pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and on the Maturity Date. If any interest payment date or the Maturity Date of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or the Maturity Date, as the case may be.

  Floating Rate Notes

     Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

     - the CD Rate,

     - the CMT Rate,

     - the Commercial Paper Rate,

     - the Eleventh District Cost of Funds Rate,

     - the Federal Funds Rate,

     - LIBOR,

     - the Prime Rate,

     - the Treasury Rate, or

     - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

     A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     Each applicable pricing supplement will specify certain terms of the floating rate note being offered thereby, including:

     - whether the floating rate note is

      - a "Regular Floating Rate Note",

      - a "Inverse Floating Rate Note" or

      - a "Floating Rate/Fixed Rate Note,"

     - the Interest Rate Basis or Bases,

     - the Initial Interest Rate,

     - the Interest Reset Dates,

     - the interest payment dates,

     - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated, which we call the "Index Maturity,"

     - the Maximum Interest Rate and Minimum Interest Rate, if any,

     - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases, which we call the "Spread,"

     - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate, which we call the "Spread Multiplier," and

     - if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the Designated LIBOR Page.

     The interest rate borne by the floating rate notes will be determined as follows:

     Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply, in each case relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note," it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

     - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

     - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

     Inverse Floating Rate Notes. If a floating rate note is designated as an "Inverse Floating Rate Note," it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any;

provided, however, that the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     The interest rate derived from an Interest Rate Basis will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

     - if the day is an Interest Reset Date, the rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date, or

     - if the day is not an Interest Reset Date, the rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Interest Reset Dates. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an "Interest Reset Date"; the period between Interest Reset Dates is the "Interest Reset Period"). The Interest Reset Date will be, in the case of floating rate notes that reset:

     - daily -- each Business Day;

     - weekly -- the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below under "-- Interest Determination Dates";

     - monthly -- the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

     - annually -- the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

     Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

     - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any Interest Reset Period, which we call a "Maximum Interest Rate," and

     - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any Interest Reset Period, which we call a "Minimum Interest Rate."

     The Indenture is, and any notes issued under the Indenture will be, governed by and construed in accordance with the laws of the State of Texas. Under Texas law, generally the maximum rate of interest is 18% per annum on a simple interest basis. The Indenture provides that in no event will interest payable on the notes exceed the maximum amount allowed by law.

     Interest Payments. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. The interest payment dates with respect to floating rate notes will be:

     - in the case of floating rate notes that reset daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - in the case of floating rate notes that reset quarterly -- the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes that reset semiannually -- the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     - in the case of floating rate notes that reset annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement.

     In addition, the Maturity Date will also be an Interest Payment Date.

     If any interest payment date for any floating rate note, other than the Maturity Date, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from, and including, the date of issue, if no interest has been paid with respect to the applicable floating rate notes, to, but excluding, the applicable interest payment date or the Maturity Date, as the case may be.

     With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

     Interest Determination Dates. The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to that Interest Reset Period will be determined by reference to the applicable Interest Rate Basis as of the applicable "Interest Determination Date."

     - The Interest Determination Date with respect to the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding the related Interest Reset Date.

     - The Interest Determination Date with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day preceding the related Interest Reset Date.

     - The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the related Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

     - The Interest Determination Date with respect to LIBOR will be the second London Banking Day preceding the related Interest Reset Date.

     - The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be the preceding Friday.

     - The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days before the related Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable.

     Calculation Date. The Bank of New York will be the calculation agent. The interest rate applicable to each Interest Reset Period will be determined by the calculation agent on or prior to the calculation date, except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be determined on the particular Interest Determination Date. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or

     - the Business Day preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     CD Rate. The "CD Rate" means:

        (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement published in H.15(519), as defined below, under the caption "CDs (secondary market)", or

        (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York, which may include an agent or its affiliates, selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time, or

        (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3) the CD Rate in effect on the applicable Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT Rate. The "CMT Rate" means:

        (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

           (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities," as the yield is displayed on Bridge Telerate, Inc. (or any successor service), on page 7051 (or any other page as may replace page 7051 on that service) ("Telerate Page 7051"), for the applicable Interest Determination Date, or

           (b) if the rate referred to in clause (a) does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the applicable Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities," or

           (c) if the rate referred to in clause (b) does not appear in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

           (d) if the rate referred to in clause (c) is not published, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include an agent or its affiliates, each of which we call a "Reference Dealer," selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

           (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations shall be eliminated, or

           (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

           (g) if fewer than five but more than two prices referred to in clause
               (f) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations will be eliminated, or

           (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date; or

        (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

           (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities," as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7052 (or any other page as may replace page 7052 on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

           (b) if the rate referred to in clause (a) does not appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

           (c) if the rate referred to in clause (b) does not appear in H.15(519), the one-week or one-month, as specified, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

           (d) if the Federal Reserve Bank of New York does not publish the rate referred to in clause (c), the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

           (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations shall be eliminated, or

           (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

           (g) if fewer than five but more than two prices referred to in clause
               (f) are provided as requested, the rate will be calculated by the calculation agent based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of the quotations will be eliminated, or

           (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the Index

Maturity specified in the applicable pricing supplement, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

     Commercial Paper Rate. The "Commercial Paper Rate" means:

        (1) the Money Market Yield, as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "Commercial Paper-Nonfinancial," or

        (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper-Nonfinancial," or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the arithmetic mean of the offered rates, calculated by the calculation agent, at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include an agent or its affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization, or

        (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the applicable Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                         D X 360
Money Market Yield =  ------------   X 100
                      360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. The "Eleventh District Cost of Funds Rate" means:

        (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. (or any successor service) on page 7058 (or any other page as may replace the specified page on that service) ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date, or

        (2) if the rate referred to in clause (1) does not appear on Telerate Page 7058 on the applicable Interest Determination Date, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date, or

        (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

     Federal Funds Rate. The "Federal Funds Rate" means:

        (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)," as displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) ("Telerate Page 120"), or

        (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds/Effective Rate," or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include an agent or its affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

        (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the applicable Interest Determination Date.

     LIBOR. "LIBOR" means:

        (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the Designated LIBOR Page, as defined below, as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

        (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on the applicable Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

        (3) with respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clauses (1) and (2), respectively, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of an agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

        (4) if fewer than two quotations referred to in clause (3) are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks, which may include affiliates of an agent, in the applicable Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

        (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the applicable Interest Determination Date.

     "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "Designated LIBOR Page" means either:

     - if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such pricing supplement (or any page as may replace the specified page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

     - if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace the specified page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

     Prime Rate. The "Prime Rate" means:

        (1) the rate on the applicable Interest Determination Date published in H.15(519) under the caption "Bank Prime Loan," or

        (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan," or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

        (4) if fewer than four rates referred to in clause (3) appear on Reuters Screen US PRIME 1 Page by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of an agent, in The City of New York selected by the calculation agent, or

        (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the applicable Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or other page as may replace the US PRIME 1 page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate. The "Treasury Rate" means:

        (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace page 56 on that service) ("Telerate Page 56") or page 57 (or any other page as may replace page 57 on that service) ("Telerate Page 57"), or

        (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/ Treasury Bills/Auction High," or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

        (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of the applicable Treasury Bills published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

        (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

        (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include an agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

        (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the applicable Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                             D X N
Bond Equivalent Yield =  -------------  X  100
                         360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     We may from time to time offer notes at a price less than their redemption price at Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes. These notes are called "Original Issue Discount Notes." Original Issue Discount Notes may currently pay no interest or interest at a rate that at the time of issuance is below market rates. Additional considerations relating to any Original Issue Discount Notes will be described in the applicable pricing supplement.

AMORTIZING NOTES

     We may from time to time offer notes, which we call "Amortizing Notes," with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be specified in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be specified in the applicable pricing supplement.

LINKED NOTES

     We may from time to time offer notes, which we call "Linked Notes," the principal value of which at Maturity will be determined by reference to:

          (a) one or more equity or debt securities, including, but not limited to, the price or yield of such securities,

          (b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

          (c) the price or value of any commodity or any other item or index or any combination thereof,

(collectively, the "Linked Securities"). The payment or delivery of any consideration on any Linked Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be described in the applicable pricing supplement.

BOOK-ENTRY NOTES

  Description of the Global Securities

     Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository, and registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any such nominee to a successor of the depository or a nominee of the successor.

  DTC Procedures

     The following is based on information furnished by the depository:

     The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Note will be issued with respect to each $400,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

     The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants, including the agent, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

     Purchases of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global
Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for such notes in book-entry form is discontinued.

     To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     We will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of the depository, the trustee, the agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository will be our responsibility and that of the trustee, disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by us, through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note notes in book-entry form, on the depository's records, to the trustee.

     The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to the trustee or us. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture. Except as provided below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event we were to request any action of holders or an owner of a beneficial interest in a Global Note were to desire to give or take any action that a holder is entitled to give or take under the Indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

  Exchange for Notes in Certificated Form

     If:

          (a) the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 60 days,

          (b) we execute and deliver to the trustee a company order to the effect that the Global Notes shall be exchangeable, or

          (c) an Event of Default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the trustee. It is expected that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

     The information in this section concerning the depository and the depository's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. Each agent and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors -- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

     We will be obligated to make payments of principal of, and premium, if any, and interest, if any, on, a Foreign Currency Note in the Specified Currency. Any such amounts payable by us in the Specified Currency will be converted by the exchange rate agent named in the applicable pricing supplement into United States dollars for payment to holders or the holder of the Foreign Currency Note, unless the holder or holders elect, in the manner hereinafter described, to receive such amounts in the Specified Currency.

     Any United States dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers, one of whom may be the exchange rate agent, selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of the Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the trustee at its corporate trust office in The City of New York on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the trustee, but written notice of any such revocation must be received by the trustee on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     If the Specified Currency is other than United States dollars, a beneficial owner of the related Global Note who elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of the beneficial owner's election. Such participant must notify the depository of such election on or prior to the third Business Day after such record date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the depository will notify the trustee of such election on or prior to the fifth business day after such record date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depository, and by the depository to the trustee, on or prior to such dates, then the beneficial owner will receive payments in the Specified Currency.

     Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to notes denominated in United States dollars. See "Description of the Notes -- Terms of the Notes." Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an interest payment date other than the Maturity Date will be made by check mailed to the address of the holders of the Foreign Currency Notes as they appear in the security register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the Notes -- Terms of the Notes." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286, in time for the trustee to make such payments in such funds in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

     If the Specified Currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the holder of the Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate, computed by the exchange rate agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

     The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the notes.

     All determinations referred to above made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

JUDGMENTS

     Under current Texas law, a state court in the State of Texas rendering a judgment in respect of a Foreign Currency Note would be required to render such judgment in United States dollars, and such judgment would be converted into the Specified Currency at the exchange rate prevailing on the date of entry of such judgment or date of payment if the Specified Currency has appreciated since the event or events giving rise to the cause of action, or at the exchange rate prevailing on the date of the event or events giving rise to the cause of action if the Specified Currency has depreciated since that date. It is not certain, however, whether a non-Texas state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

                     UNITED STATES FEDERAL INCOME TAXATION

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes reflects the opinion of Vinson & Elkins L.L.P., counsel to Enron, and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

          (1) a citizen or resident of the United States,

          (2) a corporation or a partnership, including an entity treated as a corporation or a partnership for United States Federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

          (3) an estate whose income is subject to United States Federal income tax regardless of its source,

          (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

          (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

     Payments of Interest. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting.

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Discount Notes").

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price. If such excess is less than a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest, as defined below, prior to maturity, multiplied by the weighted average maturity of the note), the amount of original issue discount will be treated as zero. The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note generally must include original issue discount in income as ordinary interest income for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

     - the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

     - the amount of any qualified stated interest payments allocable to such accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount included in the holders income in all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Floating Rate Notes and Indexed Notes (hereinafter "Variable Notes"), are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if

     - its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

     - it provides for stated interest, paid or compounded at least annually, at current values of:

      - one or more qualified floating rates,

      - a single fixed rate and one or more qualified floating rates,

      - a single objective rate, or

      - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a restriction on the maximum interest rate (i.e., a cap) or the minimum interest rate (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer, or a related party, or that is unique to the circumstances of the issuer, or a related party, such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument", and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

          (1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

          (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. Such a Variable Note must be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument," then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

     Enron may issue notes that:

     - may be redeemable at the option of Enron prior to their stated maturity (a "call option")

     - may be repayable at the option of the holder prior to their stated maturity (a "put option").

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     Foreign-Currency Notes. The United States Federal income tax consequences of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be more fully described in the applicable pricing supplement.

     Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount", unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     - the amount of such payment or realized gain or

     - the market discount which has not previously been included in the income of the holder and is treated as having accrued on the note while held by the holder through the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain realized upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Enron, a controlled foreign corporation related to Enron or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8, IRS Form W-8 BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8, IRS Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder, and in the case of a non-U.S. Holder that is an individual such individual was not present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Enron or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner.

     Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either:

     - the broker determines that the seller is a corporation or other exempt recipient or

     - the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either:

     - the broker determines that the seller is an exempt recipient or

     - the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 or IRS Form W-8 BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

     The Treasury has issued regulations (the "Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules and attempt to unify certification requirements and modify reliance standards. The Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Regulations.

                              PLAN OF DISTRIBUTION

     We are offering the notes for sale on a continuing basis on our own behalf or to or through one or more agents. As of the date of this prospectus supplement, we have entered into agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC as agents. Notes purchased by an agent, as principal, from us, may be sold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agent or, if so specified in an applicable pricing supplement, at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the note less a discount equal to a percentage of the principal amount, as specified in the applicable pricing supplement. If agreed to by an agent and us, the agent may use its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in the applicable pricing supplement. When an agent acts on an agency basis, we will pay a commission to the agent in an amount set forth in the applicable pricing supplement. In addition, we estimate that our expenses incurred in connection with the offering and sale of the notes, including reimbursement of certain agents' expenses, total $300,000.

     An agent may sell notes it has purchased from us as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from us to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price and the concession and discount allowed to dealers may be changed.

     We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject offers, in whole or in part, whether placed directly with us or through an agent. An agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent.

     Payment of the purchase price of the notes will be required to be made in immediately available funds in the Specified Currency in New York City on the date of settlement.

     No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, we will not list the notes on any securities exchange. An agent may from time to time purchase and sell notes in the secondary market, but no agent is obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, an agent may make a market in the notes, but no agent is obligated to do so, and any agent may discontinue any market-making at any time without notice.

     Any agent may be deemed to be an "underwriter" within the meaning of the Securities Act. We will agree to indemnify any agent against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agent may be required to make in respect thereof. Enron may agree to reimburse any agent for certain expenses.

     From time to time, we may issue and sell other securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement may be reduced as a result of such sales.

     In connection with the offering of notes purchased by an agent as principal on a fixed public offering price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes in connection with the offering, i.e., if it sells notes in an amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases.

     We do not make and no agent will make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we do not make and no agent will make any representation that the agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Any agent and/or its affiliates may be entities that have provided investment banking and general financing and/or banking services to us and our subsidiaries or affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for Enron by James V. Derrick, Jr., Executive Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron. Certain matters will be passed upon for Enron by Vinson & Elkins L.L.P. and for any agent by Bracewell & Patterson L.L.P.

PROSPECTUS

                                  [ENRON LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                                  ENRON CORP.
                               1400 Smith Street
                              Houston, Texas 77002
                                 (713) 853-6161

                             ---------------------

     We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

                             ---------------------

     Neither the SEC nor any state securities commission has approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                  May 18, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Business of Enron...........................................    3
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges and Earnings to Fixed
  Charges and Preferred Stock Dividends.....................    4
Description of Debt Securities..............................    5
Description of Capital Stock................................   12
Description of Depositary Shares............................   20
Plan of Distribution........................................   23
Validity of Securities......................................   24
Experts.....................................................   24

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Reports, proxy statements and other information concerning Enron can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94014.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     - The description of Enron's capital stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Secretary Division, Enron Corp.
        1400 Smith Street
        Houston, Texas 77002
        (713) 853-6161

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               BUSINESS OF ENRON

     Headquartered in Houston, Texas, Enron Corp. provides products and services related to natural gas, electricity and communications to wholesale and retail customers. Our operations are conducted through our subsidiaries and affiliates, which are principally engaged in:

     - the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

     - the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

     - the delivery of high bandwidth communication applications throughout the United States;

     - the transportation of natural gas through pipelines to markets throughout the United States; and

     - the generation and transmission of electricity to markets in the northwestern United States.

WHOLESALE ENERGY OPERATIONS AND SERVICES

     Our wholesale energy operations and services businesses operate in North America, Europe and evolving energy markets in developing countries. These businesses provide integrated energy-related products and services to wholesale customers worldwide. Wholesale energy operations and services can be categorized into two business lines: (a) Commodity Sales and Services and (b) Assets and Investments.

     Commodity Sales and Services. Our commodity sales and services operations include:

     - the purchase, sale, marketing and delivery of natural gas, electricity, liquids and other commodities;

     - the restructuring of existing long-term contracts; and

     - the management of our commodity portfolios.

In addition, we provide risk management products and services to energy customers that hedge movements in price and location-based price differentials. Our risk management products and services are designed to provide stability to customers in markets impacted by commodity price volatility. Also included in this business is the management of certain operating assets that directly relate to this business, including domestic intrastate pipeline and storage facilities.

     Assets and Investments. In the assets and investments business, we manage and operate a large portfolio of assets related to natural gas, electricity and communications and offer financing alternatives to customers. Activities include developing, constructing, operating and managing a large portfolio of energy assets, including power plants and natural gas pipelines. We also provide capital to energy and communication customers seeking debt or equity financing.

     Enron Broadband Services provides high quality broadband Internet content and applications. This business includes the Enron Intelligent Network(TM) ("EIN"), Enron's Broadband Operating System, and bandwidth trading, intermediation and content services. Enabled with a software control layer, the EIN provides a bandwidth-on-demand platform to deliver data, applications and streaming rich media to the desktop. We are minimizing capital deployed in the development of the EIN through strategic alliances with industry technology leaders whose presence, customer access, market share and content enable us to efficiently enter this new, emerging marketplace. We are extending the market making and risk management skills from our energy business to develop the bandwidth intermediation business. Content services include premium broadband content delivery, such as video streaming, high capacity data transport and video conferencing, that utilize the EIN platform.

RETAIL ENERGY SERVICES

     Enron Energy Services is a nationwide provider of energy outsource products to United States business customers. This includes sales of natural gas and electricity and energy management services directly to commercial and industrial customers, as well as investments in related businesses. Enron Energy Services provides end-users with a broad range of energy products and services at competitive prices. These products and services include energy tariff and information management, demand-side services and financial services.

TRANSPORTATION AND DISTRIBUTION

     Our transportation and distribution business is comprised of our North American interstate natural gas transportation systems and our electricity transmission and distribution operations in Oregon.

     Interstate Transmission of Natural Gas. Included in our domestic interstate natural gas pipeline operations are Northern Natural Gas Company, Transwestern Pipeline Company and Florida Gas Transmission Company (indirectly 50% owned by our company). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area. Northern serves the upper Midwest, Transwestern serves principally the California market and pipeline interconnects on the east end of the Transwestern system, and Florida Gas serves the State of Florida. In addition, we hold an interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. One of our subsidiaries operates the Northern Border Pipeline system, which transports gas from Western Canada to delivery points in the midwestern United States.

     Electricity Transmission and Distribution Operations. We conduct our electric utility operations through our wholly-owned subsidiary, Portland General Electric Company. Portland General is engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. Portland General also sells energy to wholesale customers throughout the western United States. Portland General's Oregon service area is approximately 3,170 square miles. At December 31, 1999, Portland General served approximately 719,000 customers. On November 8, 1999, we announced that we have entered into an agreement to sell Portland General to Sierra Pacific Resources for $2.1 billion, comprised of $2.02 billion in cash and the assumption of our approximately $80 million Portland General merger payment obligation. Sierra Pacific Resources will also assume $1 billion in Portland General debt and preferred stock. The proposed transaction, which is subject to customary regulatory approvals, is expected to close in late 2000.

                                USE OF PROCEEDS

     The net proceeds from the sale of the offered securities will be added to our general funds and will be used to repay debt and for general corporate purposes. Other uses may be stated in a prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                    THREE
                                                   MONTHS
                                                    ENDED            YEAR ENDED DECEMBER 31,
                                                  MARCH 31,     ---------------------------------
                                                    2000        1999    1998   1997   1996   1995
                                                -------------   ----    ----   ----   ----   ----
Ratio of Earnings to Fixed Charges............      2.66        2.29    2.08   1.02   3.00   2.92
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...................      2.43        2.13    2.03   (a)    2.85   2.76

---------------

(a) For the year ended December 31, 1997, earnings were inadequate to cover combined fixed charges and preferred stock dividends by $6 million.

     The ratios of earnings to fixed charges and preferred stock dividends are based on continuing operations. "Earnings" is determined by adding:

     - the pre-tax income of Enron and its majority owned subsidiaries,

     - Enron's share of pre-tax income of its 50% owned companies,

     - any income actually received from less than 50% owned companies, and

     - fixed charges, net of interest capitalized.

"Fixed Charges" represent (1) interest (whether expensed or capitalized), (2) amortization of debt discount and expense and (3) that portion of rentals considered to be representative of the interest factor. "Fixed Charges and Preferred Stock Dividends" represent fixed charges (as described above) and preferred stock dividend requirements of Enron and its majority owned subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The following description highlights the general terms and provisions of the debt securities. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     The debt securities will be secured or unsecured obligations of Enron. Any unsecured obligations will be issued under an "Indenture" between Enron and The Bank of New York, as Trustee, dated as of November 1, 1985, as supplemented. Any secured obligations will be issued under a separate indenture, which will be described in the prospectus supplement relating to those debt securities.

     We have summarized selected provisions of the Indenture below. The summary is not complete. The form of the Indenture has been filed as an exhibit to the registration statement and you should read the Indenture for any provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

GENERAL

     The Indenture does not limit the principal amount of unsecured debentures, notes or other obligations of Enron (the "Indenture Securities") which we may issue from time to time in one or more series, and we may issue additional Indenture Securities (in addition to the debt securities) in the future under the Indenture. At May 17, 2000, we had approximately $5,145,913,000 principal amount of Indenture Securities issued and outstanding under the Indenture.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The title of the debt securities;

     - The total principal amount of the debt securities;

     - The date on which the principal of the debt securities is payable;

     - The interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - The place where the principal of (and premium, if any) and interest on debt securities will be payable;

     - Any optional redemption periods and the terms of that option;

     - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - Any trustees, paying agents, transfer agents or registrars with respect to debt securities; and

     - Any other terms of the debt securities. (Section 301.)

LIMITATIONS ON MORTGAGES AND LIENS

     The Indenture provides that so long as any of the Indenture Securities (including the debt securities) are outstanding, Enron will not, and will not permit any Subsidiary to, pledge, mortgage or hypothecate, or permit to exist, except in favor of Enron or any Subsidiary, any mortgage, pledge or other lien upon, any Principal Property at any time owned by it, to secure any indebtedness (as defined in the Indenture), unless effective provision is made whereby outstanding Indenture Securities (including the debt securities) will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of:

     - Mortgages, pledges, liens or encumbrances on any property held or used by Enron or a Subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, Enron's or a Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures;

     - Mortgages, pledges, liens or encumbrances on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by Enron or a Subsidiary;

     - Mortgages, pledges, liens or encumbrances (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by Enron or a Subsidiary, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired and fixed improvements thereon;

     - Mortgages, pledges, liens or encumbrances upon any property acquired before or after the date of the Indenture by any corporation that is or becomes a Subsidiary after the date of the Indenture ("Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (a) exist prior to the time the Acquired Entity becomes a Subsidiary or (b) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than Enron or any other Subsidiary;

     - Pledges of current assets, in the ordinary course of business, to secure current liabilities;

     - Deposits to secure public or statutory obligations;

     - Liens to secure indebtedness other than Funded Debt (as defined in the Indenture and herein);

     - Mortgages, pledges, liens or encumbrances upon any office, data processing or transportation equipment;

     - Mortgages, pledges, liens or encumbrances created or assumed by Enron or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by Enron or a Subsidiary;

     - Pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by Enron or a Subsidiary of goods or merchandise to customers; or

     - Certain other liens or encumbrances. (Section 1007.)

     Notwithstanding the foregoing, Enron or a Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of Enron or a Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the Consolidated Net Tangible Assets (total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks) of Enron, as shown on the audited consolidated financial statements of Enron as of the end of the fiscal year preceding the date of determination. (Section 1007.)

     The holders of at least 50% in principal amount of the outstanding Indenture Securities under the Indenture (including the debt securities) may waive compliance by Enron with the covenant contained in Section 1007 of the Indenture (and certain other covenants of Enron). (Section 1009.)

     "Subsidiary" is defined to mean a corporation all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency shall have occurred) of which shall be owned by Enron or by one or more Subsidiaries or by Enron and one or more Subsidiaries. The term "Principal Property" is defined to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of the Board of Directors of Enron is not of material importance to the total business conducted by Enron and its Subsidiaries. "Principal Property" does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline. (Section 101.)

     The term "indebtedness", as applied to Enron or any Subsidiary, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by Enron or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by Enron or any Subsidiary is for all purposes of the Indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of Enron or any Subsidiary does not include (1) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (2) any amount representing capitalized lease obligations; (3) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by Enron or any Subsidiary; (4) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered) and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (5) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

     "Funded Debt" as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined; provided, however, that the term "Funded Debt" shall not include (1) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business or (2) advances for construction and security deposits received by such corporation in the ordinary course of business. (Section 101.)

     The foregoing limitations on mortgages, pledges and liens are intended to limit other creditors of Enron from obtaining preference or priority over holders of the Indenture Securities issued under the Indenture, but are not intended to prevent other creditors from sharing equally and ratably and without preference ("pari passu") over the holders of such Indenture Securities. While such limitations on mortgages and liens do provide protection to the holders of the Indenture Securities, there are a number of exceptions to such restrictions which could result in certain assets of Enron and its Subsidiaries being encumbered without equally and ratably securing the Indenture Securities issued under the Indenture. Specifically, the restrictions apply only to pledges, mortgages or liens upon "Principal Property" (as defined in the Indenture and herein) to secure any "indebtedness" (as defined in the Indenture and herein), unless effective provision is made whereby outstanding Securities will be equally and ratably secured with any such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. There are certain exceptions to the definition of "indebtedness," which are enumerated in the Indenture and herein. In addition, the restrictions do not apply to prevent the creation or existence of mortgages, pledges, liens or encumbrances on certain types of properties or pursuant to certain types of transactions, all as enumerated in the Indenture and above. Also, up to 10% of Consolidated Net Tangible Assets (as defined in the Indenture and herein) is not subject to the mortgage and lien limitations contained in the Indenture.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Indenture Securities would not necessarily afford holders of the Indenture Securities protection in the event of a highly leveraged or other transaction involving Enron that may adversely affect holders.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture provides that Enron and the Trustee may modify the Indenture or the rights of the holders of Indenture Securities if they have the consent of the holders of at least 50% in principal amount of all outstanding Indenture Securities affected thereby. However, no modification of the principal or interest payment terms, no modification of provisions concerning waivers of past defaults or waivers of certain covenants, and no modification reducing the percentage required for any modifications, is effective against any holder without its consent. (Section 902.)

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     "Event of Default" means any one of the following with respect to any series of Indenture Securities:

          (a) failure to pay interest on any Indenture Security of that series for 30 days;

          (b) failure to deposit any sinking fund payment for 30 days;

          (c) failure to pay the principal or any premium on any Indenture Security of that series when due;

          (d) failure to perform any other covenant in the Indenture for 60 days after being given written notice by the Trustee or the holders of at least 25% in principal amount of all outstanding Indenture Securities; or

          (e) certain events in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors. (Section 501.)

     An Event of Default for a particular series of Indenture Securities does not necessarily constitute an Event of Default for any other series of Indenture Securities issued under the Indenture. A default under other indebtedness of Enron is not an Event of Default under the Indenture.

     If an Event of Default for any series of Indenture Securities occurs and continues, the Trustee or the holders of at least 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount of all of the Indenture Securities of that series to be due and payable immediately. If an Event of Default described in clause (d) or (e) of the foregoing paragraph occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount of all of the Indenture Securities to be due and payable immediately. (Section 502.) If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by acceleration) have been paid or deposited with the Trustee. With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a), (b) or (c) of the first paragraph under this subheading (or, in the case of a default described in clause (d) or (e) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default) and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (2) in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

DISCHARGE OF INDENTURE; DEFEASANCE

     With certain exceptions, we will be discharged from our obligations under the Indenture with respect to any series of Indenture Securities by either paying or causing to be paid the principal of, premium, if any, and interest on all of the Indenture Securities of such series outstanding, as and when the same shall become due and payable, or delivering to the Trustee all outstanding Indenture Securities of such series for cancellation. (Section 401.)

     In addition, we will be discharged if at any time we defease the Indenture Securities of a series by depositing in escrow or trust with the Trustee sufficient cash and/or Government Obligations and/or Eligible Obligations to pay the principal of, premium, if any, and interest on the Indenture Securities of that series to the stated maturity date or a redemption date for the Indenture Securities of that series. If that happens, payment of the Indenture Securities of such series may not be accelerated because of an event specified as a default or Event of Default with respect to such Indenture Securities, and the holders of the Indenture Securities of such series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of Indenture Securities and replacement of lost, stolen or mutilated Indenture Securities.

     The Indenture defines "Eligible Securities" to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to defeased debt by one or more nationally recognized rating agencies.

     Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than Federal income tax law.

FORM, DENOMINATION AND REGISTRATION; BOOK ENTRY ONLY SYSTEM

     Unless otherwise indicated in a prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) You will not have to pay a service charge to transfer or exchange debt securities, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305.)

     Unless otherwise indicated in a prospectus supplement, each series of Indenture Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor depositary (the "Depositary") and will be represented by one or more Global Notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the Global Notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities of that series represented by such Global Note for all purposes of the Indenture, the Indenture Securities of that series and applicable law. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture).

     Payments on Indenture Securities represented by Global Notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the Depositary or any participant.

     We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a Global Note in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies ("indirect participants"), the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be impaired by the lack of a physical certificate of such interest.

     We believe it is the policy of DTC to take any action permitted to be taken by a holder of Indenture Securities of a series only at the direction of one or more participants to whose account interests in Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Indenture Securities of a series as to which such participant or participants has or have given such direction.

     If (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary or if the Depositary ceases to be eligible under the Indenture and a successor depositary is not appointed by us within 90 days or
(2) an event of default with respect to a series of Indenture Securities shall have occurred and be continuing, the respective Global Notes representing the affected series of Indenture Securities will be exchanged for Indenture Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Indenture Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. Such instructions will most likely be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in Global Notes.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our Indenture Securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC has further advised us that management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC reports is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. The bank also may act as a depository of funds for, make loans to, and perform other services for, Enron in the normal course of business, including acting as trustee under other indentures of Enron. The corporate trust office of the Trustee is located at 101 Barclay Street, New York, New York 10286.

     The holders of a majority in principal amount of the outstanding securities issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of securities issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense, and then only to the extent required by the terms of the Indenture. The Trustee may resign from its duties with respect to the Indenture at any time or may be removed by Enron. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Indenture. (Article Six.)

     The Indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest", as therein defined. (Section 608.) The Indenture also contains certain limitations on the right of the Trustee, as a creditor of Enron, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. (Section 613.)

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     At May 1, 2000, the authorized capital stock of Enron was 1,216,500,000 shares, consisting of:

          (a) 16,500,000 shares of preferred stock, no par value, of which:

             - 1,276,809 shares of Cumulative Second Preferred Convertible Stock were outstanding;

             - 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and are held by an Enron subsidiary;

             - 250,000 shares of Mandatorily Convertible Junior Preferred Stock, Series B, were issued and outstanding;

             - 204,800 shares of Mandatorily Convertible Single Reset Preferred Stock, Series A, were issued and held by an Enron subsidiary;

             - 83,000 shares of Mandatorily Convertible Single Reset Preferred Stock, Series B, were issued and held by an Enron subsidiary;

          (b) 1,200,000,000 shares of common stock, of which 732,044,320 shares were outstanding.

COMMON STOCK

     Enron is authorized to issue up to 1,200,000,000 shares of Enron common stock. The holders of Enron common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron common stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron preferred stock that may be outstanding. The holders of Enron common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron common stock are subject to those of holders of Enron preferred stock, including any series of Enron preferred stock issued in the future.

PREFERRED STOCK

     The following is a general description of the terms of our preferred stock. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

     The preferred stock shall rank in preference to the common stock as to payment of dividends and as to distribution of assets of Enron upon the liquidation, dissolution or winding up of Enron. Upon issuance against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable.

     Enron is authorized to issue up to 16,500,000 shares of preferred stock. An aggregate of 1,370,000 shares of Enron preferred stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred Stock"), an aggregate of 35.568509 shares of Enron preferred stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock"), an aggregate of 250,000 shares of Enron preferred stock are designated the Mandatory Convertible Junior Preferred Stock, Series B ("Enron Mandatorily Convertible Junior Preferred Stock"), an aggregate of 204,800 shares of Enron preferred stock are designated the Mandatorily Convertible Single Reset Preferred Stock, Series A ("Enron Mandatorily Convertible Preferred Stock, Series A"), and 83,000 shares of Enron preferred stock are designated the Mandatorily Convertible Single Reset Preferred Stock, Series B ("Enron Mandatorily Convertible Preferred Stock, Series B" and together with the Enron Mandatorily Convertible Preferred Stock, Series A, the "Enron Mandatorily Convertible Preferred Stock").

     In addition to the Enron Convertible Preferred Stock, the Enron 9.142% Preferred Stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock, the Enron Board of Directors has authority, without shareholder approval (except to the extent that holders of any series of Enron preferred stock are entitled by their terms to class voting rights), to issue shares of Enron preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.

ENRON CONVERTIBLE PREFERRED STOCK

     We have summarized the terms of the Enron Convertible Preferred Stock below. The summary is not complete. The form of series designation for the Enron Convertible Preferred Stock has been filed as an exhibit to this registration statement, and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible (currently 27.304 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.

     The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of payment. Each share of Enron Convertible Preferred Stock is convertible into
27.304 shares of Enron common stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).

     Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron common stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

          (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

              - an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or that would reduce the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled,

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock,

              - the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

              - the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

        (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series, or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of preferred stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible

                Preferred Stock and other preferred stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or

              - the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

In addition, if dividend payments on the Enron Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock (together with holders of any parity stock similarly affected) shall be able to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

9.142% PREFERRED STOCK

     We have summarized the terms of the Enron 9.142% Preferred Stock below. The summary is not complete. The form of series designation for the Enron 9.142% Preferred Stock has been filed as an exhibit to this registration statement, and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.

     The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to those of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.

     The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

     The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

          (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with the holders of all other shares of parity stock similarly affected), to effect:

              - an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or would reduce the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled,

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock,

              - the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

              - the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

          (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of preferred stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other preferred stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or

              - the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock (together with holders of any other parity stock similarly affected) shall be able to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

ENRON MANDATORILY CONVERTIBLE JUNIOR PREFERRED STOCK

     We have summarized the terms of the Enron Mandatorily Convertible Junior Preferred Stock below. The summary is not complete. The form of the statement of resolutions establishing the Enron Mandatorily Convertible Junior Preferred Stock has been filed as an exhibit to this registration statement, and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron Mandatorily Convertible Junior Preferred Stock is 6.5%. The amount payable on shares of the Enron Mandatorily Convertible Junior Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $4,000 per share, together with accrued dividends. The dividend and liquidation rights of the Enron Mandatorily Convertible Junior Preferred Stock are superior to the dividend and liquidation rights of the Enron common stock, but rank junior to the dividend and liquidation rights of all other outstanding series of Enron preferred stock. The Enron Mandatorily Convertible Junior Preferred Stock is not redeemable at the option of Enron. Each share of Enron Mandatorily Convertible Junior Preferred Stock is convertible initially into 200 shares of Enron common stock (which conversion rate is subject to certain adjustments).

     The holders of Enron Mandatorily Convertible Junior Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of the Enron Mandatorily Convertible Junior Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

     - an amendment to the Enron Charter that would adversely affect the voting powers, rights or preferences of the holders of the Enron Mandatorily Convertible Junior Preferred Stock,

     - the sale, lease or conveyance by Enron of all or substantially all of its assets,

     - the authorization, creation, issuance or increase in the authorized amount of securities ranking on a parity with the Enron Mandatorily Convertible Junior Preferred Stock, or

     - the merger or consolidation of Enron with or into any other corporation, unless each holder of Enron Mandatorily Convertible Junior Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with substantially the same rights and preferences, of the surviving corporation.

In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Mandatorily Convertible Junior Preferred Stock (together with the holders of any parity stock similarly affected) will have the right to elect two directors to Enron's Board of Directors until all dividends in arrears have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

ENRON MANDATORILY CONVERTIBLE PREFERRED STOCK

     We have summarized the terms of the Enron Mandatorily Convertible Preferred Stock, Series A and Series B, below. The summary is not complete. The terms of the Series A and the Series B are generally the same except as discussed below. The forms of the statement of resolutions establishing both series of the Enron Mandatorily Convertible Preferred Stock have been filed as exhibits to this registration statement, and you should read the forms for any terms that may be important to you.

     The shares of each of the two series of the Enron Mandatorily Convertible Preferred Stock were deposited under deposit agreements, and the related depositary shares were then deposited into trusts of which we are the beneficial owner. The depositary shares are to be sold by the trusts only if a default occurs under certain of our debt obligations or under certain debt obligations that were incurred in connection with our investment in Wessex Water Plc and Elektro-Eletricidade e Servicos S.A. (the "Obligations") or our credit ratings fall below investment grade and, in the case of Series A, our common stock price falls below $18.92, subject to certain adjustments. The date that the depositary shares are sold by the trust, or under certain circumstances the date the depositary shares were to have been sold but were unable to be sold, is the Rate Reset Date, and the market price of Enron common stock on the day such sale is priced is the Reset Price, subject to certain adjustments. If the Obligations, which generally mature on or before December 2001, are timely repaid in full, we expect the Enron Mandatorily Convertible Preferred Stock will be retired and canceled.

     No dividends are payable on the Enron Mandatorily Convertible Preferred Stock prior to the applicable Rate Reset Date. After a Rate Reset Date, the annual rate of dividends payable is $350 per share plus an amount which is intended to approximate the dividend yield on the Enron common stock as of the Rate Reset Date. Such dividends are payable quarterly and are cumulative. The amount payable on shares of Enron Mandatorily Convertible Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are superior to the dividend and liquidation rights of the Enron common stock and the Enron Mandatorily Convertible Junior Preferred Stock, but rank junior to the dividend and liquidation rights of the Enron Convertible Preferred Stock and Enron 9.142% Preferred Stock.

     The Enron Mandatorily Convertible Preferred Stock is not redeemable after the Rate Reset Date. The Enron Mandatorily Convertible Preferred Stock will be converted into Enron common stock on the third anniversary of the Rate Reset Date. The number of shares issuable per share of Enron Mandatorily Convertible Preferred Stock on conversion will equal the liquidation preference ($5,000) divided by the conversion price. The conversion price will be between 100% to 110% of the applicable Reset Price (subject to certain adjustments) depending on the market price of Enron common stock at the time of conversion. After the Rate Reset Date and prior to the third anniversary of the Rate Reset Date, the holders of the Enron Mandatorily Convertible Preferred Stock will be entitled to convert such shares into Enron common stock based on a conversion price of 110% of the Reset Price (subject to certain adjustments).

     The holders of each series of Enron Mandatorily Convertible Preferred Stock generally have no voting rights, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of each series to effect:

     - an amendment to the Enron Charter that would adversely affect the powers, rights or preferences of the holders of such series of Enron Mandatorily Convertible Preferred Stock,

     - the authorization or issuance of capital stock ranking senior to the Enron Mandatorily Convertible Preferred Stock, or

     - the merger or statutory exchange in which holders of the Enron Mandatorily Convertible Preferred Stock do not receive a similar preferred stock in the surviving entity, subject to certain exceptions.

     If the Obligations are not paid when due, the holders of each series of Enron Mandatorily Convertible Preferred Stock will have the right to elect two directors to Enron's Board of Directors until such debt is paid or certain other events occur. In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Mandatorily Convertible Preferred Stock (together with the holders of any parity stock similarly affected) will have the right to elect two directors to Enron's Board of Directors until all dividends in arrears have been paid. If we fail to pay dividends when due on Enron Mandatorily Convertible Preferred Stock, the terms of the Enron Mandatorily Convertible Preferred Stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS

     Fair Price Provision. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10 percent of Enron's voting stock) be approved by the holders of at least 80 percent of Enron's voting stock, unless (a) the transaction is approved by at least 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.

     "Business Transaction" means (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

     "Continuing Director" means a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).

     Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given to the Secretary of Enron timely notice in writing of the business to be brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.

     The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron, and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW

     Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

     Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may choose to offer fractional interests in the preferred stock. If so, we will offer depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

     The preferred stock of any series represented by depositary shares will be deposited under a deposit agreement between Enron and a bank or trust company selected by Enron having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the deposit agreement, each registered holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in preferred stock in accordance with the terms of the offering set forth in the applicable prospectus supplement.

     We have summarized the terms of the depositary shares below. The summary is not complete. A copy of the form of deposit agreement is filed as an exhibit to the registration statements of which this prospectus is a part, and you should read the exhibit for any terms that may be important to you.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

     In the event of a distribution other than in cash or rights, preferences or privileges upon the preferred stock, the Depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of such depositary shares owned by such holders, unless the Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Enron, sell such securities or property and distribute the net proceeds from such sale to such holders or adopt such other method as it deems equitable and practicable for effecting such distribution.

WITHDRAWAL OF THE PREFERRED STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the Depositary (unless the related preferred stock or depositary shares have previously been called for redemption), and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office to or upon his order the number of whole shares of preferred stock and any money or other property represented by such depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn, and any subsequent holders of those shares, will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary shares therefor.

REDEMPTION OF DEPOSITARY SHARES

     Upon redemption of preferred stock represented by depositary shares, the Depositary will redeem as of the same redemption date the number of depositary shares representing preferred stock so redeemed, provided Enron shall have paid in full to the Depositary the redemption price of the preferred stock to be redeemed (which redemption price shall include an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption). The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by Enron.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and Enron will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting preferred stock (but, at its discretion, not from appearing at any meeting with respect to such preferred stock) to the extent it does not receive specific instructions from the holders of depositary shares representing preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Enron and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement may be terminated by Enron upon not less than 60 days' notice, whereupon the Depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock represented by such depositary receipts. The deposit agreement will automatically terminate if (i) all outstanding depositary shares have been redeemed, or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Enron and such distribution has been made to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     Enron will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements. Enron will pay the fees and expenses of the Depositary in connection with the performance of its duties under the deposit agreement, to the extent specified in the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges.

MISCELLANEOUS

     Enron will forward to holders of depositary shares any reports and communications that it sends to holders of preferred stock.

     Neither the Depositary nor Enron will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of Enron and the Depositary under the deposit agreement will be limited to performing their duties thereunder without negligence or willful misconduct, and Enron and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any preferred stock unless satisfactory indemnity is furnished. Enron and the Depositary may rely on advice of counsel or accountants, on information provided by holders of depositary shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Enron, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from Enron.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Enron notice of its election to do so, and Enron may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) pursuant to delayed delivery contracts or forward contracts.

BY AGENTS

     Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

DELAYED DELIVERY CONTRACTS OR FORWARD CONTRACTS

     If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

GENERAL INFORMATION

     The offered securities (other than common stock, which is traded on the New York Stock Exchange under the symbol "ENE"), when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such offered securities.

     The offered securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the offered securities.

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                             VALIDITY OF SECURITIES

     The validity of the offered securities will be passed upon for Enron by James V. Derrick, Jr., Esq., Executive Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of common stock of Enron.

                                    EXPERTS

     The consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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                                  $500,000,000

                                  [ENRON LOGO]

                                  ENRON CORP.

                          MEDIUM-TERM NOTES, SERIES A
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

              ---------------------------------------------------
                             PROSPECTUS SUPPLEMENT
              ---------------------------------------------------

                                  MAY 18, 2000

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